Mail Stop 3561



      October 26, 2005


Via U.S. Mail and Fax
Mr. Douglas Baker
Vice President and Chief Financial Officer
Nano-Proprietary, Inc.
3006 Longhorn Boulevard
Suite 107
Austin, TX  78758

Re:	Nano-Proprietary, Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
	Filed April 27, 2005

	File No. 1-11602


Dear Mr. Baker:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549